Exhibit 99.1

FINAL: FOR RELEASE

NEW YORK & COMPANY, INC. ANNOUNCES 2016 SECOND QUARTER RESULTS AND INTRODUCES Q3 GUIDANCE

~ Operating Results at High End of Previously Issued Guidance ~

New York, New York — August 18, 2016 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 486 retail stores, today announced results for the second quarter ended July 30, 2016.

Gregory Scott, New York & Company’s CEO stated: “Our second quarter results were highlighted by positive comp sales in line with our guidance and earnings at the high end of guidance. Our second quarter sales performance accelerated from the trend we experienced in Q1 and early May, which we attribute to more seasonal weather, enhanced flexibility within our go to market process, our targeted marketing efforts, and the ongoing benefits from our omni-channel and credit card loyalty initiatives. During the quarter, we experienced strong trends across our seasonal categories of dresses, shorts and tops while continuing to drive strong sales growth from our Eva Mendes and Jennifer Hudson celebrity collaborations.”

“In July, we were excited to enter into a new ten-year agreement with Alliance Data Services Corporation to continue managing our private label credit card. We expect this new agreement to allow us to further drive brand loyalty and private label credit card sales. We continue to expect our successful strategy to position New York & Company for increased sales productivity and profitability during the balance of the year.”

Second Quarter Fiscal Year 2016 Results (13-weeks ended July 30, 2016 compared to the 13-weeks ended August 1, 2015):

•                  Net sales were $232.8 million, as compared to $235.7 million in the prior year.

•                  Comparable store sales increased 0.3% driven by strength in the Company’s eCommerce business and increased royalty and related revenue from its new private label credit card agreement.

•                  Gross profit as a percentage of net sales increased 30 basis points to 28.8% versus the fiscal year 2015 second quarter gross profit percentage of 28.5%. This increase reflects benefits from the new private label credit card agreement, ongoing benefits of Project Excellence through reduced product costs, and a 90 basis point improvement in the leverage of buying and occupancy costs, partially offset by decreases in product margins due to higher promotional markdowns and increased shipping costs from the Company’s growing eCommerce business.

•                  Selling, general and administrative expenses were $65.7 million, as compared to $66.7 million in the prior year period. Excluding non-operating charges of $2.0 million from the prior year period, selling, general and administrative expenses were $64.7 million in the prior year. The decrease in selling, general, and administrative expenses on a GAAP basis reflects decreases in marketing, reductions in performance-based compensation expense, and the elimination of the non-operating charges incurred in the prior year, partially offset by significant increases in variable expenses associated with the growth in eCommerce sales.

•                  GAAP operating income increased to $1.3 million, as compared to the prior year’s second quarter GAAP operating income of $0.4 million. Excluding $2.0 million of non-operating charges, the non-GAAP adjusted operating income in the prior year’s second quarter was $2.5 million. There were no non-operating charges during the three months ended July 30, 2016.

•                  GAAP net income for the second quarter of fiscal year 2016 was $0.9 million, or earnings per diluted share of $0.01. This compares to the prior year’s GAAP net loss of $0.1 million, or essentially breakeven per diluted share. Excluding $2.0 million of non-operating charges, the prior year’s second quarter non-GAAP adjusted net income was $1.9 million, or earnings per diluted share of $0.03.

Please refer to the “Reconciliation of GAAP to Non-GAAP Financial Measures” in Exhibit 5 of this press release, which delineates the non-operating charges for the three and six months ended August 1, 2015. There were no non-GAAP adjustments affecting comparability during the three and six months ended July 30, 2016. GAAP is defined as Generally Accepted Accounting Principles.

•                  Total quarter-end inventory decreased 2.7%, as compared to the end of last year’s second quarter, due to significantly lower levels of inventory in-transit as the Company changed shipping terms with certain vendors to take title later in the supply chain, partially offset by higher levels of on-hand inventory.

•                  Capital spending for the second quarter of fiscal year 2016 was $7.4 million, as compared to $7.3 million in last year’s second quarter, primarily reflecting continued spend on real estate and the Company’s information technology infrastructure.

•                  The Company opened 1 New York & Company store, remodeled 2 stores, and closed 2 New York & Company stores and 1 Outlet store during the second quarter, ending the second quarter with 486 stores, including 131 Outlet stores and 2.5 million selling square feet in operation.

•                  The Company ended the quarter with $63.8 million of cash-on-hand and no outstanding borrowings under its revolving credit facility.

Outlook:

Regarding expectations for the third quarter of fiscal year 2016, the Company is providing the following guidance:

•                  Net sales and comparable store sales are expected to be flat to up in the low single-digit range.

•                  Gross margin is expected to be up by approximately 50 basis points to 150 basis points reflecting benefits from our new private label credit card agreement, reductions in product costs and agent expenses resulting from Project Excellence, and reductions in occupancy costs, partially offset by increased shipping costs associated with the growing omni-channel business.

•                  Selling, general and administrative expenses on a GAAP basis are expected to increase by approximately $1 million to $2 million versus the prior year’s third quarter, reflecting an increase in marketing (partially due to a shift in benefits from our new private label credit card agreement to revenue, as compared to the prior year which reflected these benefits as a reduction of marketing expense), and an increase in selling expenses largely driven by increases in eCommerce variable costs, partially offset by the elimination of non-operating charges which occurred in the prior year.

•                  While operating results on a GAAP basis for the third quarter of fiscal year 2016 are expected to reflect a loss, the Company anticipates that the results will improve from the prior year operating loss of $4.9 million.

Additional Outlook:

•                  Total inventory at the end of the third quarter is expected to be approximately flat to the prior year third quarter.

•                  Capital expenditures for the third quarter of fiscal year 2016 are projected to be between $8 million and $9 million, as compared to $6.8 million of capital expenditures in the third quarter of last year.

•                  Depreciation expense for the third quarter of fiscal year 2016 is estimated to be approximately $6 million.

•                  During the third quarter, the Company expects to open 1 New York & Company store and close 3 New York & Company stores, ending the third quarter of fiscal year 2016 with 484 stores, including 131 Outlet stores. For the fourth quarter of fiscal year 2016, the Company expects to close between 20 and 25 stores, ending the year with between 459 and 464 stores, including approximately 125 Outlet stores.

Comparable Store Sales:

A store is included in the comparable store sales calculation after it has completed 13 full fiscal months of operations from the store’s opening date or once it has been reopened after remodeling if the gross square footage did not change by more than 20%. Sales from the Company’s eCommerce store and private label credit card royalties and related revenue are included in comparable store sales.

Conference Call Information

A conference call to discuss second quarter of fiscal year 2016 results is scheduled for today, Thursday, August 18, 2016 at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (888) 428-9473 and reference conference ID number 6938572 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at www.nyandcompany.com. A replay of this call will be available at 7:30 p.m. Eastern Time on August 18, 2016 until 11:59 p.m. Eastern Time on August 25, 2016 and can be accessed by dialing (877) 870-5176 and entering conference ID number 6938572.

About New York & Company

New York & Company, Inc. is a specialty retailer of women’s fashion apparel and accessories, and the modern wear-to-work destination for women, providing fashion that is feminine, polished, on-trend and versatile. New York & Company, Inc. helps its customers feel confident, put-together, attractive and stylish by providing affordable fashion. The Company’s proprietary branded New York & Company® merchandise is sold through its national network of retail stores and online at www.nyandcompany.com. The Company operates 486 stores in 41 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

Investor Contact:

ICR, Inc.

(203) 682-8200

Investor: Allison Malkin

Forward-looking Statements

This press release contains certain forward-looking statements, including statements made within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue,” “could,” “may,” “plan,” “project,” “predict,” and similar expressions and references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies. Such statements, including information under “Outlook” and “Additional Outlook” above, are subject to various risks and uncertainties that could cause actual results to differ materially. These include, but are not limited to: (i) market conditions impacting the Company’s stock; (ii) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (iii) changes in the cost of raw materials, distribution services or labor; (iv) the potential for current economic conditions to negatively impact the Company’s merchandise vendors and their ability to deliver products; (v) the Company’s ability to open and operate stores successfully; (vi) the Company’s ability to fully recognize the potential savings identified through Project Excellence; (vii) seasonal fluctuations in the Company’s business; (viii) the Company’s ability to anticipate and respond to fashion trends; (ix) the Company’s dependence on mall traffic for its sales; (x) competition in the Company’s market, including promotional and pricing competition; (xi) the Company’s ability to retain, recruit and train key personnel; (xii) the Company’s reliance on third parties to manage some aspects of its business; (xiii) the Company’s reliance on foreign sources of production; (xiv) the Company’s ability to protect its trademarks and other intellectual property rights; (xv) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xvi) the effects of government regulation; (xvii) the control of the Company by its sponsors and any potential change of ownership of those sponsors; and (xviii) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

Exhibit (1)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Three months ended July 30, 2016	% of net sales	Three months ended August 1, 2015	% of net sales
Net sales	$232,819	100.0%	$235,696	100.0%

Cost of goods sold, buying and occupancy costs	165,769	71.2%	168,563	71.5%

Gross profit	67,050	28.8%	67,133	28.5%

Selling, general and administrative expenses	65,710	28.2%	66,698	28.3%

Operating income	1,340	0.6%	435	0.2%

Interest expense, net of interest income	308	0.2%	309	0.2%

Income before income taxes	1,032	0.4%	126	—%

Provision for income taxes	87	—%	272	0.1%

Net income (loss)	$945	0.4%	$(146)	(0.1)%

Basic earnings (loss) per share	$0.01		$(0.00)

Diluted earnings (loss) per share	$0.01		$(0.00)

Weighted average shares outstanding:
Basic shares of common stock	63,461		63,174
Diluted shares of common stock	63,936		63,174

Selected operating data:

(Dollars in thousands, except square foot data)
Comparable store sales increase	0.3%	3.8%
Net sales per average selling square foot (a)(d)	$93	$91
Net sales per average store (b)(d)	$477	$468
Average selling square footage per store (c)	5,120	5,132
Ending store count	486	504

(a)         Net sales per average selling square foot is defined as net sales divided by the average of beginning and monthly end of period selling square feet.

(b)         Net sales per average store is defined as net sales divided by the average of beginning and monthly end of period number of stores.

(c)          Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

(d)         Effective first quarter of fiscal year 2016, the Company transitioned to a monthly average calculation from a two-point average calculation. Prior period metrics have been restated resulting in an immaterial impact.

Exhibit (2)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Six months ended July 30, 2016	% of net sales	Six months ended August 1, 2015	% of net sales
Net sales	$448,857	100.0%	$459,086	100.0%

Cost of goods sold, buying and occupancy costs	321,920	71.7%	327,706	71.4%

Gross profit	126,937	28.3%	131,380	28.6%

Selling, general and administrative expenses	130,995	29.2%	135,190	29.4%

Operating loss	(4,058)	(0.9)%	(3,810)	(0.8)%

Interest expense, net of interest income	605	0.2%	598	0.1%

Loss before income taxes	(4,663)	(1.1)%	(4,408)	(0.9)%

Provision for income taxes	108	—%	409	0.1%

Net loss	$(4,771)	(1.1)%	$(4,817)	(1.0)%

Basic loss per share	$(0.08)		$(0.08)

Diluted loss per share	$(0.08)		$(0.08)

Weighted average shares outstanding:
Basic shares of common stock	63,369		63,079
Diluted shares of common stock	63,369		63,079

Selected operating data:

(Dollars in thousands, except square foot data)
Comparable store sales (decrease) increase	(0.9)%	2.9%
Net sales per average selling square foot (a)(d)	$180	$177
Net sales per average store (b)(d)	$920	$913
Average selling square footage per store (c)	5,120	5,132

(a)  Net sales per average selling square foot is defined as net sales divided by the average of beginning and monthly end of period selling square feet.

(b)  Net sales per average store is defined as net sales divided by the average of beginning and monthly end of period number of stores.

(c)  Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

(d)  Effective first quarter of fiscal year 2016, the Company transitioned to a monthly average calculation from a two-point average calculation. Prior period metrics have been restated resulting in an immaterial impact.

Exhibit (3)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(Amounts in thousands)	July 30, 2016	January 30, 2016*	August 1, 2015
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$63,798	$61,432	$60,122
Restricted cash	—	—	1,509
Accounts receivable	37,394	8,208	12,682
Income taxes receivable	47	47	73
Inventories, net	83,585	87,777	85,896
Prepaid expenses	19,519	19,442	19,559
Other current assets	899	858	1,320
Total current assets	205,242	177,764	181,161

Property and equipment, net	89,315	88,831	86,882
Intangible assets	14,879	14,879	14,879
Deferred income taxes (a)	—	—	6,421
Other assets	2,046	1,986	1,531
Total assets	$311,482	$283,460	$290,874
Liabilities and stockholders’ equity
Current liabilities:
Current portion—long-term debt	$841	$841	$839
Accounts payable	75,553	82,225	81,453
Accrued expenses	55,549	52,424	48,750
Income taxes payable	109	239	564
Deferred income taxes (a)	—	—	6,421
Total current liabilities	132,052	135,729	138,027

Long-term debt, net of current portion	11,905	12,326	12,738
Deferred rent	32,306	34,351	36,836
Other liabilities	43,933	7,283	7,034
Total liabilities	220,196	189,689	194,635

Total stockholders’ equity	91,286	93,771	96,239
Total liabilities and stockholders’ equity	$311,482	$283,460	$290,874

*                 Derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2016.

(a)  In November 2015, the Financial Accounting Standards Board issued Accounting Standards Update 2015-17, “Balance Sheet Classification of Deferred Taxes” (“ASU 2015-17”), which requires an entity to classify deferred tax liabilities and assets, and any related valuation allowance, as non-current within a classified statement of financial position. On January 30, 2016, the Company adopted ASU 2015-17 prospectively. The Company’s net deferred tax assets are netted against a full valuation allowance. Prior periods were not retrospectively adjusted. The Company continues to maintain a valuation allowance against its deferred tax assets until the Company believes it is more likely than not that these assets will be realized in the future.

Exhibit (4)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in thousands)	Six months ended July 30, 2016	Six months ended August 1, 2015

Operating activities
Net loss	$(4,771)	$(4,817)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	11,326	12,333
Loss from impairment charges	—	232
Amortization of deferred financing costs	94	92
Share-based compensation expense	2,070	1,782
Changes in operating assets and liabilities:
Accounts receivable	(29,186)	(5,276)
Income taxes receivable	—	26
Inventories, net	4,192	7,895
Prepaid expenses	(77)	1,022
Accounts payable	(6,672)	(5,028)
Accrued expenses	2,578	(3,865)
Income taxes payable	(130)	(146)
Deferred rent	(2,045)	1,667
Other assets and liabilities	35,116	(86)
Net cash provided by operating activities	12,495	5,831

Investing activities
Capital expenditures	(9,235)	(13,993)
Net cash used in investing activities	(9,235)	(13,993)

Financing activities
Repayment of long-term debt	(500)	(500)
Payment of financing costs	—	(22)
Proceeds from exercise of stock options	120	16
Shares withheld for payment of employee payroll taxes	(91)	(247)
Principal payments on capital lease obligations	(423)	(256)
Net cash used in financing activities	(894)	(1,009)

Net increase (decrease) in cash and cash equivalents	2,366	(9,171)
Cash and cash equivalents at beginning of period	61,432	69,293
Cash and cash equivalents at end of period	$63,798	$60,122
Non-cash capital lease transactions	$2,575	$1,080

Exhibit (5)

New York & Company, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

A reconciliation of the Company’s GAAP to non-GAAP selling, general, and administrative expenses, operating income (loss), net income (loss) and earnings (loss) per diluted share for the three and six months ended August 1, 2015 is indicated below. There were no non-GAAP adjustments affecting comparability in the three and six months ended July 30, 2016. This information reflects, on a non-GAAP basis, the Company’s adjusted operating results after excluding certain non-operating charges. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding expenses that the Company believes are not indicative of the Company’s continuing operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, measures of financial performance prepared in accordance with GAAP.

	Three months ended August 1, 2015
(Amounts in thousands, except per share amounts)	Selling, general and administrative expenses	Operating income	Net (loss) income	(Loss) earnings per diluted share
GAAP as reported	$66,698	$435	$(146)	$(0.00)
Adjustments affecting comparability
Consulting expense – Project Excellence	572	572	572
Certain severance expenses	860	860	860
Moving expenses for new headquarters	197	197	197
Legal expense	386	386	386
Total adjustments (1)	2,015	2,015	2,015	0.03
Non-GAAP as adjusted	$64,683	$2,450	$1,869	$0.03

	Six months ended August 1, 2015
(Amounts in thousands, except per share amounts)	Selling, general and administrative expenses	Operating (loss) income	Net (loss) income	(Loss) earnings per diluted share
GAAP as reported	$135,190	$(3,810)	$(4,817)	$(0.08)
Adjustments affecting comparability
Consulting expense – Project Excellence	3,028	3,028	3,028
Certain severance expenses	1,584	1,584	1,584
Net reduction of moving expenses for new headquarters	(116)	(116)	(116)
Legal expense	386	386	386
Total adjustments (1)	4,882	4,882	4,882	0.08
Non-GAAP as adjusted	$130,308	$1,072	$65	$0.00

(1)         The tax effect of $2.0 million and $4.9 million of expenses, during the three and six months ended August 1, 2015, respectively, is offset by a full valuation allowance against deferred tax assets.